Exhibit 4.1
Interactive Data
14 West Street
New York, NY  10005


March 20, 1996


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


  Re: Insured Municipals Income Trust, 194th Insured Multi-Series
      (A Unit Investment Trust) Registered Under the Securities Act of 1933 File No. 333-01625


Gentlemen:

     We have examined the Registration Statement for the above captioned Fund, copy of which is attached hereto.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President